     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2000

                                                   REGISTRATION NOS. 333-
                                                                     333-    -01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

MELLON FUNDING CORPORATION                          MELLON FINANCIAL CORPORATION
     (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR RESPECTIVE CHARTERS)
                            ------------------------

                     PENNSYLVANIA                                            PENNSYLVANIA
   (STATE OR OTHER JURISDICTION OF INCORPORATION OR        (STATE OR OTHER JURISDICTION OF INCORPORATION OR
                     ORGANIZATION)                                           ORGANIZATION)

                      25-1387025                                              25-1233834
        (I.R.S. EMPLOYER IDENTIFICATION NUMBER)                 (I.R.S. EMPLOYER IDENTIFICATION NUMBER)

                               ONE MELLON CENTER
                                500 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15258
                                 (412) 234-5000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               CARL KRASIK, ESQ.
                    SECRETARY AND ASSOCIATE GENERAL COUNSEL
                          MELLON FINANCIAL CORPORATION
                               ONE MELLON CENTER
                                500 GRANT STREET
                         PITTSBURGH, PENNSYLVANIA 15258
                                 (412) 234-5222
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With a copy to:

               ROBERT K. MORRIS, ESQ.                              MARK J. WELSHIMER, ESQ.
              REED SMITH SHAW & MCCLAY                               SULLIVAN & CROMWELL
                  435 SIXTH AVENUE                                     125 BROAD STREET
           PITTSBURGH, PENNSYLVANIA 15219                          NEW YORK, NEW YORK 10004
                   (412) 288-3126                                       (212) 558-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time on or after the effective date of this Registration Statement, as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                       PROPOSED            PROPOSED
                                                   AMOUNT               MAXIMUM            MAXIMUM            AMOUNT OF
          TITLE OF EACH CLASS OF                    TO BE           OFFERING PRICE        AGGREGATE         REGISTRATION
       SECURITIES TO BE REGISTERED               REGISTERED            PER UNIT         OFFERING PRICE           FEE
---------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................    $1,500,000,000(1)         100%(2)         $1,500,000,000        $396,000
Guarantees--constituting guarantees of the
  Debt Securities by Mellon Financial
  Corporation.............................     $1,500,000,000             (3)                (3)                None
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) In no event will the aggregate initial offering price of the Debt Securities issued under this Registration Statement exceed $1,500,000,000 or the equivalent thereof in foreign currencies or currency units (based on the dates of issuance).

    Such amount represents the principal amount of any Debt Securities issued at their principal face amount and the issue price rather than the principal amount of any Debt Securities issued at an original issue discount.

(2) Estimated solely for the purpose of calculating the registration fee under Rule 457.

(3) No separate consideration will be received for the Guarantees.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       SUBJECT TO COMPLETION; PRELIMINARY PROSPECTUS DATED MARCH 24, 2000

PROSPECTUS

                           MELLON FUNDING CORPORATION

                                 $1,500,000,000

                                DEBT SECURITIES
           UNCONDITIONALLY GUARANTEED BY MELLON FINANCIAL CORPORATION

     By this prospectus we may offer from time to time up to $1,500,000,000 of guaranteed debt securities. When we offer debt securities, we will provide you with a prospectus supplement describing the terms of the specific issue of debt securities including the offering price of the debt securities. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     We may sell these debt securities to or through underwriters, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

                            ------------------------

     The debt securities are not deposits or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE DEBT SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS                   , 2000.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus or any applicable prospectus supplement include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     - changes in political and economic conditions;

     - competitive product and pricing pressures within our markets;

     - equity and fixed-income market fluctuations;

     - personal and corporate customers' bankruptcies;

     - inflation;

     - acquisitions and integrations of acquired businesses;

     - technological change;

     - changes in law;

     - changes in fiscal, monetary, regulatory, trade and tax policies and laws;

     - monetary fluctuations;

     - success in gaining regulatory approvals when required;

     - success in the timely development of new products and services;

     - interest rate fluctuations;

     - consumer spending and saving habits; and

     - levels of third parties' funds under management.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus, any applicable prospectus supplement and the documents incorporated by reference into this prospectus and any applicable prospectus supplement might not occur.

                                  THE COMPANY

MELLON FINANCIAL CORPORATION

     Mellon Financial Corporation, formerly Mellon Bank Corporation, is a global multibank financial holding company incorporated under the laws of the Commonwealth of Pennsylvania and registered under the Federal Bank Holding Company Act of 1956, as amended. Our principal subsidiaries are Mellon Bank, N.A., The Boston Company, Inc., Buck Consultants, Inc., Newton Management Limited and a number of companies known as Mellon Financial Services Corporations. Mellon Bank's subsidiaries include The Dreyfus Corporation, one of the nation's largest mutual fund management companies, and Founders Asset Management, LLC. At December 31, 1999, we had total assets of $47.9 billion, loans net of the reserve for credit losses of $29.8 billion and total shareholders' equity of $4.0 billion. Our net income for the year ended December 31, 1999 was $963 million.

     Our banking subsidiaries engage in retail financial services, commercial banking, trust and custody services, investment management services, mutual fund activities, equipment leasing, selling insurance products and various securities-related activities. Buck Consultants, Inc., a global actuarial and human resources consulting firm, provides a broad array of services in the areas of defined benefit and defined contribution plans, communications and compensation consulting, and outsourcing and administration of employee benefit programs. The Mellon Financial Services Corporations, though their subsidiaries and joint ventures, provide a broad range of bank-related services, including equipment leasing, commercial loan financing, stock transfer services, cash management and numerous trust and investment management services.

     Our principal executive office is located at One Mellon Center, 500 Grant Street, Pittsburgh, Pennsylvania 15258 (telephone (412) 234-5000).

MELLON FUNDING CORPORATION

     Mellon Funding Corporation, a wholly owned subsidiary of Mellon Financial Corporation, is incorporated in Pennsylvania. It functions as a financing entity for the corporation and our subsidiaries and affiliates by issuing commercial paper and other debt guaranteed by Mellon Financial Corporation. Financial data for Mellon Funding Corporation is combined with Mellon Financial Corporation and with Mellon Capital I and Mellon Capital II, special purpose business trusts formed by Mellon Financial Corporation for the sole purpose of issuing capital securities, for financial reporting purposes due to the limited function of Mellon Funding Corporation and the unconditional guarantees by Mellon Financial Corporation of all of the obligations of Mellon Funding Corporation, Mellon Capital I and Mellon Capital II.

RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth certain information regarding our ratios of earnings to fixed charges. Fixed charges represent interest expense, one-third (the proportion deemed represen-tative of the interest factor) of net rental expense, trust-preferred securities expense and amortization of debt issuance costs.

                                                            YEAR ENDED DECEMBER 31,
                                                      ------------------------------------
                                                      1999    1998    1997    1996    1995
                                                      ----    ----    ----    ----    ----
Mellon Financial Corporation (parent corporation)...  4.15    2.24    3.01    4.46    5.88
Mellon Financial Corporation and its subsidiaries
     Excluding interest on deposits.................  3.53    3.33    3.35    3.86    3.45
     Including interest on deposits.................  2.02    1.87    1.85    1.88    1.82

     Parent corporation ratios include the accounts of Mellon Financial Corporation, Mellon Funding Corporation, Mellon Capital I and Mellon Capital II. Here, earnings represent income before taxes, plus the fixed charges of Mellon Financial Corporation, but exclude equity in undistributed net income (loss) of subsidiaries. Consequently, these ratios vary with the payment of dividends by such subsidiaries.

     In the ratios for Mellon Financial Corporation and its subsidiaries, earnings represent consolidated income before income taxes and the cumulative effect of a change in accounting principle, plus consolidated fixed charges. We have presented these ratios both including and excluding interest on deposits in consolidated fixed charges. The ratio for 1999 excludes from earnings a $127 million pre-tax net gain from divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings to fixed charges would have been 3.65, excluding interest on deposits, and 2.07, including interest on deposits.

                                USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the debt securities for general corporate purposes, including working capital, capital expenditures, investments in or loans to our subsidiaries, refinancing of debt, including outstanding commercial paper and other short-term indebtedness, if any, redemption or repurchase of shares of our outstanding common stock, funding of possible acquisitions, the satisfaction of other obligations, or for such other purposes as may be specified in the applicable prospectus supplement.

                           REGULATORY CONSIDERATIONS

     As a financial holding company and a bank holding company, Mellon Financial Corporation is subject to regulation, supervision and examination of the Board of Governors of the Federal Reserve System under the Bank Holding Company Act, as amended by the Gramm Leach Bliley Act. Mellon Financial Corporation's election to become a financial holding company became effective as of March 13, 2000.

     For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, including regulatory limitations on the transfer of funds from bank subsidiaries, reference is made to our annual report on Form 10-K for the fiscal year ended December 31, 1999 and any other subsequent report filed with the SEC by us, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders.

     Our earnings are affected by the legislative and governmental actions of various regulatory authorities, including the Federal Reserve, the Office of the Comptroller of the Currency, which is the principal regulator of our bank subsidiaries, and the Federal Deposit Insurance Corporation, which insures, up to applicable limits, the deposits of all of our full-service banking subsidiaries. In addition, there are numerous governmental requirements and regulations which affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

     Depository institutions such as our bank subsidiaries are also affected by various federal laws, including those relating to consumer protection and similar matters. We also have other financial service subsidiaries that are subject to regulation, supervision and examination by the Federal Reserve, as well as other applicable state and federal regulatory agencies and self-regulatory organizations. For example, our brokerage and asset management subsidiaries are subject to supervision and regulation by the SEC, the NASD, the NYSE and state securities regulators. Our other nonbank subsidiaries may be subject to other laws and regulations of the federal government, the various U.S. states or the foreign countries in which they are authorized to do business.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

     As required by Federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by documents called "indentures." Each indenture is a contract between us and the institution, named in the applicable prospectus supplement, which acts as trustee for the debt securities. There may be more than one trustee under each indenture for different series of debt securities. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are limitations on the extent to which the trustee acts on your behalf, which we describe later on page 18 under "Remedies If An Event of Default Occurs." Second, the trustee performs certain administrative duties for us.

     This section and your prospectus supplement summarize all the material terms of each indenture and your debt security. They do not, however, describe every aspect of each indenture and your debt security. Each indenture and its associated documents, including your debt security, contain the full text of the matters described in this section and your prospectus supplement. Each indenture and the debt securities are governed by Pennsylvania law. A copy of each indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 22 for information on how to obtain a copy.

DEBT SECURITIES

     We may issue either senior debt securities or subordinated debt securities. The senior and subordinated debt securities are issued under different indentures and may have different trustees. The forms of subordinated indenture and senior indenture are exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information" on page 22 for information on how to obtain a copy. When we refer to the indenture we mean both the senior indenture and the subordinated indenture unless we indicate otherwise. When we refer to the trustee, we mean both the senior trustee and the subordinated trustee unless we indicate otherwise.

     We may issue as many distinct series of debt securities under each indenture as we wish. We are not limited to an aggregate principal amount of debt securities under either indenture. This section summarizes terms of the debt securities that are common to all series. We also include references in parentheses to certain sections of the indenture.

     Most of the material financial and other specific terms of the debt securities particular to your series will be described in the prospectus supplement relating to your series. The prospectus supplement relating to your series of debt securities will describe the following terms of your series:

     - the title of your series of debt securities;

     - any limit on the aggregate principal amount or initial offering price of your series of debt securities;

     - the date or dates on which your series of debt securities will mature;

     - the annual rate or rates (which may be fixed or variable) at which your series of debt securities will bear interest, if any, and the date or dates from which the interest, if any, will accrue;

     - the dates on which interest, if any, on your series of debt securities will be payable and the regular record dates for those interest payment dates;

     - the place where the principal and interest are payable;

     - the person to whom interest is payable if other than the registered holder on the record date;

     - any mandatory or optional sinking funds or analogous provisions or provisions for redemption at your option;

     - the date, if any, after which and the price or prices at which your series of debt securities may, in accordance with any optional or mandatory redemption provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption provision;

     - if other than denominations of $1,000 and any integral multiple thereof, the denomination in which your series of debt securities will be issuable;

     - if other than the principal amount thereof, the portion of the principal amount of your series of debt securities which will be payable upon the declaration of acceleration of the maturity of those debt securities;

     - any events of default in addition to those in the indenture;

     - any other covenant or warranty in addition to those in the indenture;

     - if debt securities are sold for one or more foreign currencies or foreign currency units, or principal, interest or premium are payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, and other information regarding the issue and currency or currency units;

     - the currency of payment of principal, premium, if any, and interest on your series of debt securities if other than in U.S. dollars;

     - any index or formula used to determine the amount of payment of principal of, premium, if any, and interest on your series of debt securities;

     - if the principal of and premium, if any, or interest on the series of debt securities are to be payable, at our or your election, in a coin or currency other than that in which the debt securities are to be payable, the coin or currency of payment, the period or periods within which, and the terms and conditions upon which the election may be made;

     - the applicability of the provisions described under "Defeasance" on page 16;

     - whether any debt securities will be certificated securities or will be issued in the form of one or more global securities and the depositary for the global security or securities;

     - whether your series of debt securities are subordinated debt securities or senior debt securities;

     - if your series of debt securities are subordinated debt securities, whether the subordination provisions summarized below or different subordination provisions will apply;

     - if debt securities are sold bearing no interest or below market interest, known as original issue discount securities, amounts payable upon acceleration and special tax, accounting and other considerations;

     - the price or prices at which your series of debt securities will be issued; and

     - any other material terms of your series of debt securities.

     Those terms may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of your series to be described in the prospectus supplement.

GUARANTEES

     Mellon Financial Corporation will unconditionally guarantee the punctual payment of the principal, any premium, any interest and any sinking fund payments on the debt securities when they become due from maturity, acceleration, redemption or otherwise. The guarantees of the senior debt securities rank equally with all other general credit obligations of Mellon Financial Corporation. The guarantees of the subordinated debt securities are subordinate to all senior debt of Mellon Financial Corporation.

     Because Mellon Financial Corporation is a holding company, the rights of our creditors, including you if you hold debt securities and the guarantees are enforced, to share in distributions from any subsidiary, will be subject to prior claims of that subsidiary's creditors, including depositors if the subsidiary is a bank. Regulatory considerations also impact the transfer of funds from bank subsidiaries as we discuss in "Regulatory Considerations."

LEGAL OWNERSHIP OF DEBT SECURITIES

     We refer to those who have debt securities registered in their own names, on the books that we or the trustee maintain for this purpose, as the "holders" of those debt securities. These persons are the legal holders of the debt securities. We refer to those who, indirectly through others, own beneficial interests in debt securities that are not registered in their own names as indirect holders of those debt securities. As we discuss below, indirect holders are not legal holders, and investors in debt securities issued in book-entry form or in street name will be indirect holders.

BOOK-ENTRY HOLDERS

     We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

     Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in global form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

     As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, investors will be indirect holders, and not holders, of the debt securities.

STREET NAME HOLDERS

     In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those debt securities through an account he or she maintains at that institution.

     For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, not holders, of those debt securities.

LEGAL HOLDERS

     Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in global form.

     For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose-e.g., to amend the applicable indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the applicable indenture-we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

     When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

SPECIAL CONSIDERATIONS FOR INDIRECT HOLDERS

     If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

     - how it handles securities payments and notices;

     - whether it imposes fees or charges;

     - how it would handle a request for the holders' consent, if ever required;

     - whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

     - how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

     - if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

WHAT IS A GLOBAL SECURITY?

     We will issue each debt security in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

     Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depositary Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

     A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations When a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

     If the prospectus supplement for a particular debt security indicates that the debt security will be issued in global form only, then the debt security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under "Special Situations When a Global Security Will Be Terminated". The global security may be a master global security, although your prospectus supplement will not indicate whether it is a master global security. If termination occurs, we may issue the debt securities through another book-entry clearing system or decide that the debt securities may no longer be held through any book-entry clearing system.

SPECIAL CONSIDERATIONS FOR GLOBAL SECURITIES

     As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of debt securities and instead deal only with the depositary that holds the global security.

     If debt securities are issued only in the form of a global security, an investor should be aware of the following:

     - An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the debt securities, except in the special situations we describe below;

     - An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Legal Ownership of Debt Securities" above;

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

     - An investor may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

     - An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

     - The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way;

     - The depositary may (and we understand that DTC will) require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

     - Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

SPECIAL SITUATIONS WHEN A GLOBAL SECURITY WILL BE TERMINATED

     In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, the choice of whether to hold the debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under "Legal Ownership of Debt Securities".

     The special situations for termination of a global security are as follows:

     - if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 60 days;

     - if we notify the trustee that we wish to terminate that global security;
       or

     - if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default" on page 17.

     If a global security is terminated, only the depositary, and not we or the trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

OVERVIEW OF REMAINDER OF THIS DESCRIPTION

     The remainder of this description summarizes:

     - ADDITIONAL MECHANICS relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;

     - Your rights under several SPECIAL SITUATIONS, such as if we merge with another company or if we want to change a term of the debt securities;

     - Promises, or RESTRICTIVE COVENANTS, we make to you about how we will run our business or business actions we promise not to take; and

     - Your rights if we DEFAULT or experience other financial difficulties.

ADDITIONAL MECHANICS

      FORM, EXCHANGE AND TRANSFER

     Unless otherwise indicated in the prospectus supplement, the debt securities will be issued:

     - only in fully registered form;

     - without interest coupons; and

     - in denominations of $1,000 and any integral multiple of $1,000. (Section
       302)

     You may have your debt securities broken into more debt securities of permitted smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section
305) This is called an "exchange."

     The entity performing the role of maintaining the list of registered direct holders is called the "security registrar." It will also perform exchanges and transfers. You may exchange or transfer debt securities at the office of the security registrar. (Section 305)

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership. (Section 305)

     When we designate a securities registrar, it will be named in the prospectus supplement according to the terms of the indenture. We have agreed to appoint an office or agency in New York City for you to transfer or exchange debt securities having New York as the place of payment. (Section 1102)

      PAYMENT AND PAYING AGENTS

     We will pay interest, principal and any other money due on the debt securities at payment offices that we designate. These offices are called paying agents. You must make arrangements to have your payments picked up at that office. We may also choose to pay interest by mailing checks to the address specified in the security register. (Section 1102)

     We will pay interest to you if you are a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt

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

security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "regular record date" and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest."

     Regardless of who acts as paying agent, all money paid by us to a paying agent that remains unclaimed at the end of three years after the amount is due to direct holders will be repaid to us. After that three-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else. (Section 1103)

     "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE PAYMENTS.

      NOTICES

     Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records, and will be deemed given when mailed. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to particular holder will affect the sufficiency of any notice given to another holder.

     BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW THEY WILL RECEIVE NOTICES.

SPECIAL SITUATIONS

      MERGERS AND SIMILAR EVENTS

     Mellon Financial Corporation and Mellon Funding Corporation are each generally permitted to consolidate or merge with another entity. Both are also permitted to sell or lease substantially all of its assets to another company, or to buy or lease substantially all of the assets of another entity. However, neither may take any of these actions unless the following conditions, among others, are met:

     - Where either entity merges out of existence or sells or leases substantially all its assets, the other party to the transaction must agree to be legally responsible for the obligations on the applicable debt securities.

     - The merger, sale of assets or other transaction must not cause an event of default under the senior indenture in the case of the senior debt securities or an event of default or a default under the subordinated indenture in the case of the subordinated debt securities, and none must have already occurred, unless the merger or other transaction would cure the event of default or default. An event of default under the senior indenture is described on page 17. A default or event of default under the subordinated indenture is described on page 18. (Sections 901 and 903)

      MODIFICATION AND WAIVER

     There are three types of changes we can make to the indentures and the debt securities.

     Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

     - change the payment due date of the principal or interest on a debt security;

     - reduce any amounts due on a debt security;

     - reduce the principal amount, the amount payable upon acceleration of the maturity after default, the interest rate or the redemption price for a debt security;

     - change the place or currency of payment on a debt security;

     - impair your right to sue for payment;

     - if your debt securities are subordinated debt securities, modify the subordination provisions in a manner that is adverse to you;

     - reduce the percentage of direct holders of debt securities whose consent is needed to modify or amend the indenture;

     - reduce the percentage of direct holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive defaults;

     - modify any other aspect of the provisions dealing with modification and waiver of the indenture; and

     - modify the terms of the guarantees in a way that is adverse to you. (Section 1002)

     Changes Requiring a Vote. The second type of change to the indentures and the debt securities is the kind that requires a vote in favor by direct holders of debt securities of the particular series affected. A vote by direct holders owning 66 2/3% of the principal amount of the particular series would be required for us to obtain a waiver of all or part of the restrictive covenants described later on page 15 under "Restrictive Covenants". (Section 1108) A vote by direct holders of a majority of the principal amount of the particular series may waive a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the debt securities listed in the first category described previously on page 14 under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 613)

     Changes Not Requiring Approval. The third type of change does not require any approval by direct holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make any change that affects only debt securities to be issued under each indenture after the changes take effect. (Section 1001)

     We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the

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

approval of the holder of that debt security; we need only obtain any required approvals from the holders of the affected debt securities or other debt securities. (Section 1002)

RESTRICTIVE COVENANTS

      THE SENIOR INDENTURE LIMITS HOW WE MAY DISPOSE OF VOTING STOCK OF MELLON FUNDING CORPORATION OR MELLON BANK, N.A.

     Under the senior indenture, Mellon Financial Corporation cannot assign, sell, grant a security interest in or otherwise dispose of any shares or rights to obtain shares with general voting power, other than directors' qualifying shares, of Mellon Bank, N.A. or Mellon Funding Corporation. Also, we may not permit Mellon Bank, N.A. or Mellon Funding Corporation to issue any shares or rights to obtain shares with general voting power of Mellon Bank, N.A. or Mellon Funding Corporation except, in the case of Mellon Bank, N.A., for transactions:

     - that are for fair market value on the date of action; and

     - where, after the transaction, Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank, N.A.

     Subject to the merger provisions of the senior indenture, we cannot allow Mellon Bank, N.A. or Mellon Funding Corporation to merge or consolidate with another company or sell, grant a security interest in or lease substantially all of its assets unless, in the case of Mellon Bank, N.A.:

     - the transaction is for fair market value, unless to or with a company in which Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock; and

     - after the transaction, Mellon Financial Corporation owns at least 80% of the shares of issued and outstanding voting stock of Mellon Bank, N.A. (Section 1107)

      THE SUBORDINATED INDENTURE LIMITS HOW WE MAY DISPOSE OF VOTING STOCK OF MELLON FUNDING CORPORATION

     Under the subordinated indenture, Mellon Financial Corporation cannot, subject to the merger provisions, sell, assign, grant a security interest in or otherwise dispose of any shares or rights to obtain shares with general voting power of Mellon Funding Corporation. Mellon Financial Corporation cannot permit Mellon Funding Corporation to:

     - issue shares or securities convertible into shares with general voting power, except to us;

     - merge or consolidate with a person other than us;

     - sell, assign, grant a security interest in or otherwise dispose of or lease substantially all of its assets. (Section 1107)

     Unless the prospectus supplement provides otherwise, the indentures contain no covenants specifically designed to protect you in the event of a highly leveraged transaction involving Mellon Financial Corporation, Mellon Funding Corporation or Mellon Bank, N.A.

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

DEFEASANCE

     The following discussion of "full defeasance" and "covenant defeasance" will be applicable to your series of debt securities only if we choose to have them apply to that series. If we do so choose, we will state that in the prospectus supplement.

     Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called "full defeasance," if the following things happen:

     - We must irrevocably deposit in trust for the benefit of all holders of the debt securities a combination of money, U.S. government or U.S. government agency notes or bonds or other arrangements specified in the applicable prospectus supplement that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - There must be a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves. Under current federal tax law, the deposit and our legal release from the debt security would be treated as though we took back your debt security and gave you your share of the cash and debt security or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security.

     - We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above and confirming that any Securities of this series which are then listed on the New York Stock Exchange will not be delisted as a result of such deposit.

     If we ever fully defease your debt security, you will have to rely solely on the trust deposit for payments on your debt security. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. In the case of subordinated debt securities, you would also be released from the subordination provisions on the subordinated debt securities described later under "Subordination of the Subordinated Debt Securities" on page 19.

     Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants relating to your debt security. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay your debt security. In the case of subordinated debt securities, you would be released from the subordination provisions on your subordinated debt security described later on page 19. In order to achieve covenant defeasance, we must do the following:

     - Deposit in trust for the benefit of the holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds or other arrangements specified in the applicable prospectus supplement that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

     - Deliver to the trustee a legal opinion of our counsel confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on your debt security any differently than if we did not make the deposit and just repaid the debt security ourselves.

DEFAULT AND RELATED MATTERS

      RANKING

     The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The senior debt securities are not subordinated to any of our other debt obligations, and therefore they rank equally with all other unsecured and unsubordinated indebtedness of Mellon Funding Corporation. The guarantees of the senior debt securities rank equally with all other unsecured and unsubordinated indebtedness of Mellon Financial Corporation. The subordinated debt securities are subordinated to some of our existing and future debt and other liabilities. See "Subordination of Subordinated Debt Securities" on page 19 for additional information on how subordination limits your ability to receive payment or pursue other rights if we default or have certain other financial difficulties.

      EVENTS OF DEFAULT

     You will have special rights if an "event of default" occurs and is not cured, as described later in this subsection. The events of default for the senior debt securities are different than those for the subordinated debt securities.

     The Senior Indenture. Under the senior indenture, the term "event of default" for senior securities means any of the following:

     - We do not pay the principal or any premium on a senior debt security of that series on its due date;

     - We do not pay interest on a senior debt security of that series within 30 days of its due date;

     - We do not deposit any sinking fund payment for a senior debt security of that series on its due date;

     - We remain in breach of the restrictive covenant described previously under "The Senior Indenture Limits How We May Dispose of Voting Stock of Mellon Funding Corporation or Mellon Bank, N.A." or any other covenant made in the senior indenture for 60 days after we receive a notice stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series;

     - Mellon Financial Corporation, Mellon Funding Corporation or Mellon Bank, N.A. files for bankruptcy or other events in bankruptcy, insolvency or reorganization occur; and

     - Any other event of default described in the prospectus supplement occurs. (Section 601)

     The Subordinated Indenture. Under the subordinated indenture, the term "event of default" is defined as being only those events involving the bankruptcy, insolvency or reorganization of Mellon Financial Corporation or Mellon Bank, N.A. (Section 601) The subordinated indenture does not define an "event of default" as including, or provide for rights of acceleration of the subordinated securities when:

     - an event of bankruptcy, insolvency or reorganization is of Mellon Funding Corporation alone; or

     - a default in payment of principal or interest or failure to perform covenants or agreements in the subordinated debt securities or subordinated indenture occurs.

     Under the subordinated indenture, the term "default" means any of the following:

     - We do not pay the principal or any premium on a subordinated debt security on its due date;

     - We do not pay interest on a subordinated debt security within 30 days of its due date;

     - We remain in breach of any covenant or warranty in the subordinated indenture for 60 days after we receive a notice stating we are in breach. The notice must be sent by either the trustee or direct holders of at least 25% of the principal amount of outstanding debt securities of the affected series;

     Remedies If an Event of Default Occurs. If an event of default has occurred with respect to debt securities of any series and has not been cured, the trustee or the direct holders of 25% in principal amount of the outstanding debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. The notice must be in writing to Mellon Funding Corporation and Mellon Financial Corporation. This is called a "declaration of acceleration of maturity." A declaration of acceleration of maturity may be canceled by the direct holders of at least a majority in principal amount of the debt securities of the affected series if Mellon Funding Corporation or Mellon Financial Corporation have deposited monies on account of certain overdue amounts with the trustee. (Section 602)

     Except in cases of default, where a trustee has to act with a required standard of care, a trustee is not required to take any action under the indenture at the request of any direct holders unless the direct holders offer the trustee reasonable protection from expenses and liability, called an "indemnity". (Section 703) If reasonable indemnity is provided, the direct holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee. These majority direct holders may also direct the trustee in performing any other action under the indenture. (Section 612)

     In general, before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

     - You must give the trustee written notice that an event of default, or in the case of subordinated securities, a default, has occurred and remains uncured;

     - The direct holders of 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

     - The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

     - The trustee must not have received from direct holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with the written notice during the 60-day period after receipt of the above notice. (Section 607)

     However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 608) "STREET NAME" AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS OR BROKERS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A
REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.

     Mellon Funding Corporation and Mellon Financial Corporation will furnish to the trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default. (Sections 1105 and 1106)

SUBORDINATION OF THE SUBORDINATED DEBT SECURITIES

     The subordinated debt securities are subordinated securities and, as a result, the payment of principal of, and any premium and interest on, the debt securities is subordinated in right of payment to the prior payment in full of all of the senior debt of Mellon Funding Corporation. The guarantees of the subordinated debt securities are subordinated in right of payment to the prior payment in full of all of Mellon Financial Corporation's senior debt. This means that, in certain circumstances where we may not be making payments on all of our debt obligations as they come due, the holders of all of our senior debt will be entitled to receive payment in full of all amounts that are due or will become due on their debt securities before the holders of subordinated debt securities and the guarantees will be entitled to receive any amounts on the subordinated debt and the guarantees. These circumstances include when we make a payment or distribute assets to creditors upon any liquidation, dissolution, winding up or reorganization of Mellon Financial Corporation or Mellon Funding Corporation.

     In addition, we are not permitted to make payments of principal of, or any premium or interest on, the subordinated debt securities if we default in our obligation to make payments on senior debt and do not cure such default. (Sections 1401 and 1402)

     These subordination provisions mean that if we are insolvent a direct holder of our senior debt may ultimately receive out of our assets more than a direct holder of the same amount of our subordinated debt securities and a creditor of ours that is owed a specific amount may ultimately receive more than a direct holder of the same amount of subordinated debt securities.

     "Senior debt" means the principal of, and any premium and interest on, all of our indebtedness, including indebtedness of others that we guarantee, whether such indebtedness exists now or is created, incurred or assumed by us after the date of this prospectus, that is for money we borrow or is evidenced by a note or similar instrument that we have given when we acquire any business, property or assets or that we owe as a lessee under leases that generally accepted accounting principles require us to capitalize on our balance sheet or leases made as part of any sale and leaseback transaction we engage in. Senior debt includes any senior debt securities. Senior debt also includes any amendment, renewal, replacement, extension, modification and refunding of any indebtedness that itself was senior debt. Senior debt does not include any indebtedness that expressly states in the instrument creating or evidencing it that it does not rank senior in right of payment to the debt securities. Senior debt does not include the subordinated debt securities.

     At December 31, 1999, we owed a total of $1,198 million in principal amount of senior debt, without counting any accrued interest on that senior debt. The indenture does not limit the amount of senior debt we are permitted to have, and we may in the future incur additional senior debt.

REGARDING THE TRUSTEES

     The trustee under either indenture will be named in the prospectus supplement. Any trustee of debt securities may resign or be removed, and a new trustee may be appointed to replace the previous trustee.

     In the ordinary course of business, we and our subsidiaries may conduct transactions with trustees, and trustees and their affiliates may conduct transactions with us and our subsidiaries.

TAX CONSIDERATIONS

     Mellon Funding Corporation will be required to withhold the Pennsylvania Corporate Loans Tax from interest payments on debt securities held by or for those subject to such tax, principally individuals and partnerships resident in Pennsylvania and resident trustees of Pennsylvania trusts. The tax, at the current rate of four mills on each dollar of nominal value ($4.00 per $1,000), will be withheld, at any time when it is applicable, from any interest payment to taxable holders at the annual rate of $4.00 per $1,000 principal amount of the debt securities. The debt securities will be exempt under current law, from personal property taxes imposed by political subdivisions in Pennsylvania.

                              PLAN OF DISTRIBUTION

     We may sell debt securities to or through underwriters, and also may sell debt securities directly to other purchasers or through agents. Unless otherwise set forth in the prospectus supplement, the obligation of any underwriters to purchase the debt securities will be subject to conditions precedent and these underwriters will be obligated to purchase all the debt securities if any are purchased.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to these prevailing market prices or at negotiated prices.

     The applicable prospectus supplement will describe the method of distribution of the debt securities.

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Any underwriter, dealer or agent that will participate in the distribution of the debt securities will be identified, and any compensation it will receive will be described, in the prospectus supplement.

     Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make relating to these liabilities. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the relevant prospectus supplement.

     If so indicated in the prospectus supplement, we will authorize dealers or other persons acting as our agent to solicit offers by some institutions to purchase debt securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

     Mellon Financial Markets, LLC, a wholly owned subsidiary of Mellon Financial Corporation and an affiliate of Mellon Funding Corporation, may participate as an agent or an underwriter in offerings of securities. Mellon Financial Markets is a member of the National Association of Securities Dealers, Inc. Because of the relationship among Mellon Financial Markets, Mellon Funding Corporation and Mellon Financial Corporation, offerings of debt securities in which Mellon Financial Markets participates will be conducted in accordance with NASD Rule 2720.

     Mellon Financial Markets, an affiliate of Mellon Financial Corporation and Mellon Funding Corporation, may engage in offers and sales relating to market-making transactions in the debt securities effected from time to time after the commencement of the offering to which this prospectus relates. Mellon Financial Markets may act as agent in such transactions including as an agent for the counterparty when acting as a principal or as agent for both counterparties. Mellon Financial Markets may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Sales will be made at prices related to the prevailing market prices at the time of sale or at negotiated prices.

     Certain of the underwriters, dealers or agents may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

                 VALIDITY OF THE DEBT SECURITIES AND GUARANTEES

     Unless a prospectus supplement tells you otherwise, the validity of any debt securities and the related guarantees will be passed upon for us by Carl Krasik, Associate General Counsel and Secretary of Mellon Financial Corporation, One Mellon Center, Pittsburgh, Pennsylvania 15258. Information in Tax Considerations has been passed upon for us by Michael K. Hughey, Senior Vice President and Controller of Mellon Financial Corporation and Senior Vice President, Director of Taxes and Controller of Mellon Bank, N.A. Mr. Krasik and Mr. Hughey are also shareholders of Mellon Financial Corporation and hold options to purchase additional shares of Mellon Financial Corporation's common stock. Unless a prospectus supplement tells you otherwise, Sullivan & Cromwell, 125 Broad Street, New York, New York 10004, will, for the underwriters, pass upon the validity of the debt securities and related guarantees distributed in an underwritten offering. Sullivan & Cromwell will rely on the opinion of Mr. Krasik for all matters of Pennsylvania law. Sullivan & Cromwell from time to time performs legal services for us.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act of 1933, we filed a registration
statement (Nos. 333-         and 333-         -01) relating to the securities
offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC's public reference rooms in its offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Because our common stock is listed on the NYSE, you may inspect reports, proxy statements and other information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information we file with them, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and additional documents that we may file with the SEC after the date of this prospectus and before completion of this offering. The documents include periodic reports like annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K as well as proxy statements.

     - Annual report on Form 10-K for the fiscal year ended December 31, 1999.

     - Current report on Form 8-K dated January 19, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      Mellon Financial Corporation
      One Mellon Center
      Pittsburgh, Pennsylvania 15258
      Attention: Investor Relations Department
      Telephone (412) 234-5601

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these debt securities in states where the offer is not permitted. You should not assume that the information appearing in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                    EXPERTS

     Our consolidated financial statements as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, included in our 1999 annual report on Form 10-K and incorporated by reference in this prospectus have been so incorporated in reliance on the report of KPMG LLP, independent public accountants, included in our 1999 annual report on Form 10-K, and incorporated by reference in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses in connection with the issuance and distribution of the debt securities are as follows:

Securities and Exchange Commission registration fee.........  $  396,000
Rating Agency fees..........................................  $  500,000
Accounting fees and expenses................................  $  120,000
Printing....................................................  $  100,000
Legal fees and expenses.....................................  $  100,000
Trustee expenses............................................  $   20,000
Other.......................................................  $    4,000
                                                              ----------
  Total Expenses............................................  $1,240,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Articles of Incorporation, as amended, of Mellon Financial Corporation and the Articles of Incorporation, as amended, of Mellon Funding Corporation each provide that, except as prohibited by law, every director and officer of Mellon Financial Corporation or Mellon Funding Corporation, as applicable, shall be entitled as of right to be indemnified by the corporation against expenses and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which such person may be involved (subject to certain limitations in the case of actions by such person against the corporation) by reason of such person being or having been a director or officer of the corporation or serving or having served at the request of the corporation as a director, officer, employee, fiduciary or other representative of another entity. The Articles also give to indemnitees the right to have their expenses in defending such actions paid in advance by us, subject to any obligation imposed by law or otherwise to reimburse the corporation in certain events. Mellon Financial Corporation has entered into an indemnity agreement with each director and certain of its officers which provides a contractual right to indemnification against such expenses and liabilities (subject to certain limitations and exceptions) and a contractual right to advancement of expenses and contains additional provisions regarding determination of entitlement, defense of claims, rights of contribution and other matters.

     The Pennsylvania Business Corporation Law permits a corporation to indemnify its directors and officers, and to pay their expenses in advance, subject to certain limitations and exceptions. The specific indemnity provisions, which are by their terms not intended to be exclusive, are, in general, not as broad as the provisions of the articles and the indemnity agreement. However, one provision would preclude indemnification in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, and another provision requires that advances of expenses may be made by a corporation only upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation.

     Mellon Financial Corporation and Mellon Funding Corporation maintain liability insurance policies covering their directors and officers to insure against claims arising out of certain alleged wrongful acts on the part of such directors and officers and against claims arising out of certain alleged breaches of fiduciary duty under the Employee Retirement Income Security Act of 1974 on the part of such directors and officers.

     Article Seventh of Mellon Financial Corporation's Articles and Article Two of Mellon Financial Corporation's by-laws, as amended, both adopted by the shareholders of the corporation at their annual meeting on April 20, 1987, and Article Eight of Mellon Funding Corporation's Articles and Section 11 of Mellon Funding Corporation's by-laws as amended, further provide that, to the fullest extent that the laws of Pennsylvania, as in effect on January 27, 1987 or as thereafter amended, permit elimination or limitation of the liability of directors, no director of the corporation shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director. The Pennsylvania Business Corporation Law provides that whenever the by-laws of a corporation by a vote of the shareholders so provide, a director shall not be personally liable for monetary damages as such for any action taken, or failure to take any action, unless (i) the director has breached or failed to perform the duties of his office under the standard of care and justifiable reliance specified in the Act and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions do not apply to (i) responsibility or liability of a director pursuant to any criminal statute or (ii) the liability of a director for payment of taxes.

ITEM 16.  EXHIBITS.

EXHIBIT
  NO.                                  EXHIBIT
-------                                -------
   1.1       -- Form of Underwriting Agreement.
   4.1       -- Trust Indenture dated as of May 21, 1988 among Mellon
                Funding Corporation, Mellon Financial Corporation, and The
                Chase Manhattan Bank, as Trustee.
   4.2       -- First Supplemental Indenture dated as of November 29,
                1990 among Mellon Funding Corporation, Mellon Financial
                Corporation and The Chase Manhattan Bank, as Trustee.
   4.3       -- Form of Second Supplemental Indenture.
   4.4       -- Form of Subordinated Trust Indenture.
   5.1       -- Opinion of Carl Krasik, Esq., as to the validity of the
                Debt Securities and Guarantees being registered.
   8.1       -- Opinion of Michael K. Hughey, Esq., regarding tax
                matters.
  12.1       -- Computation of Ratio of Earnings to Fixed Charges (Parent
                Corporation).
  12.2       -- Computation of Ratio of Earnings to Fixed Charges (Mellon
                Financial Corporation and Subsidiaries).
  23.1       -- Consent of Carl Krasik, Esq. (included in Exhibit 5.1).
  23.2       -- Consent of Michael K. Hughey, Esq. (included in Exhibit
                8.1).
  23.3       -- Consent of KPMG LLP.
  24.1       -- Powers of Attorney.
  25.1       -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Chase Manhattan Bank.
  25.2       -- Form of T-1 Statement of Eligibility and Qualification
                under the Trust Indenture Act of 1939 of Bank One Trust
                Company, N.A.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Mellon Financial Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Mellon Financial Corporation's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of a registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                          MELLON FINANCIAL CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The City of Pittsburgh, Commonwealth of Pennsylvania, on March 24, 2000.

                                     MELLON FINANCIAL CORPORATION

                                     By:         /s/ MARTIN G. MCGUINN
                                       -----------------------------------------
                                         Martin G. McGuinn
                                         Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated all as of March 24, 2000.

                     Signature                                             Capacities
                     ---------                                             ----------

             By: /s/ MARTIN G. MCGUINN                     Director and Principal Executive Officer
    -------------------------------------------
                  Martin G. McGuinn

             By: /s/ STEVEN G. ELLIOTT                     Principal Financial Officer
    -------------------------------------------
                  Steven G. Elliott

             By: /s/ MICHAEL K. HUGHEY                     Principal Accounting Officer
    -------------------------------------------
                  Michael K. Hughey

Dwight L. Allison, Jr.; Burton C. Borgelt;                 Directors
Carol R. Brown; Frank V. Cahouet;
Jared L. Cohon; Christopher M. Condron;
J.W. Connolly; Charles A. Corry;
Ira J. Gumberg; Pemberton Hutchinson;
George W. Johnstone; Rotan E. Lee;
Edward J. McAniff; Robert Mehrabian;
Seward Prosser Mellon; Mark A. Nordenberg;
David S. Shapira; Joab L. Thomas; and
Wesley W. von Schack

                By: /s/ CARL KRASIK
    -------------------------------------------
                     Carl Krasik
                  Attorney-In-Fact

                                   SIGNATURES
                           MELLON FUNDING CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on March 24, 2000.

                                     MELLON FUNDING CORPORATION

                                     By:         /s/ STEVEN G. ELLIOTT
                                       -----------------------------------------
                                         Steven G. Elliott
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated all as of March 24, 2000.

                     Signature                                             Capacities
                     ---------                                             ----------

             By: /s/ STEVEN G. ELLIOTT                     Director and Principal Executive Officer
    -------------------------------------------
                  Steven G. Elliott

             By: /s/ MICHAEL K. HUGHEY                     Principal Financial Officer and
    -------------------------------------------            Principal Accounting Officer
                  Michael K. Hughey

Michael K. Hughey; Michael A. Bryson                       Directors

                By: /s/ CARL KRASIK
    -------------------------------------------
                     Carl Krasik
                  Attorney-In-Fact

EXHIBIT                                                                        METHOD OF
  NO.                            DESCRIPTION                                    FILING
-------   ----------------------------------------------------------  ---------------------------
1.1       Form of Underwriting Agreement.                             Filed herewith.
4.1       Trust Indenture dated as of May 21, 1988 among Mellon       Previously filed as Exhibit
          Funding Corporation, Mellon Financial Corporation and The   4.1 to Registration
          Chase Manhattan Bank, as Trustee.                           Statement on Form S-3
                                                                      (Registration Statement No.
                                                                      33-55226) and incorporated
                                                                      herein by reference.
4.2       First Supplemental Indenture dated as of November 29, 1990  Previously filed as Exhibit
          among Mellon Funding Corporation, Mellon Financial          4.2 to Registration
          Corporation and The Chase Manhattan Bank, as Trustee.       Statement on Form S-3
                                                                      (Registration Statement No.
                                                                      33-55226) and incorporated
                                                                      herein by reference.
4.3       Form of Second Supplemental Indenture.                      Filed herewith.
4.4       Form of Subordinated Trust Indenture.                       Filed herewith.
5.1       Opinion of Carl Krasik, Esq., as to the validity of the     Filed herewith.
          Debt Securities and Guarantees being registered.
8.1       Opinion of Michael K. Hughey, Esq., regarding state tax     Filed herewith.
          matters.
12.1      Computation of Ratio of Earnings to Fixed Charges (Parent   Filed herewith.
          Corporation).
12.2      Computation of Ratio of Earnings to Fixed Charges (Mellon   Filed herewith.
          Financial Corporation and subsidiaries).
23.1      Consent of Carl Krasik, Esq. (included in Exhibit 5.1).     Filed herewith.
23.2      Consent of Michael K. Hughey, Esq. (included in Exhibit     Filed herewith.
          8.1).
23.3      Consent of KPMG LLP.                                        Filed herewith.
24.1      Powers of Attorney.                                         Filed herewith.
25.1      Form T-1 Statement of Eligibility and Qualification under   Previously filed as Exhibit
          the Trust Indenture Act of 1939 of The Chase Manhattan      26.1 to Registration
          Bank.                                                       Statement on Form S-3
                                                                      (Registration Statement No.
                                                                      33-55226) and incorporated
                                                                      herein by reference.
25.2      Form of T-1 Statement of Eligibility and Qualification      Filed herewith.
          under the Trust Indenture Act of 1939 of Bank One Trust
          Company, N.A.